Exhibit 99.5

EXECUTION VERSION

June 22, 2020

Atalaya Luxco PIKco
as Pledgor
and
the Pledgees named herein
as Pledgees
and
Atento S.A.
as Company

SHARE PLEDGE AGREEMENT

This SHARE PLEDGE AGREEMENT is made on and effective as of the first day and year before written.

BETWEEN:
(1)
Atalaya Luxco PIKco, a société en commandite par actions incorporated and existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 186929, having its registered office at 4, rue Lou Hemmer, L-1748 Findel, Grand Duchy of Luxembourg, acting through and represented by its general partner and sole manager (associé gérant commandité) Atalaya PIKco S.à r.l., a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 187036, having its registered office at 4, rue Lou Hemmer, L-1748 Findel, Grand Duchy of Luxembourg (Pledgor);

(2)
Mezzanine Partners II Offshore Lux S.à r.l. II, a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B167217, having its registered office at 291, Route d'Arlon
L - 1150 Luxembourg (Pledgee 1);

(3)
Mezzanine Partners II Onshore Lux S.à r.l. II, a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B167214, having its registered office at 291, Route d'Arlon
L - 1150 Luxembourg (Pledgee 2);

(4)
Mezzanine Partners II Institutional Lux S.à r.l. II, a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B167321, having its registered office at 291, Route d'Arlon
L - 1150 Luxembourg (Pledgee 3);

(5)
Mezzanine Partners II AP Lux S.à r.l. II, a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B176127, having its registered office at 291, Route d'Arlon
L - 1150 Luxembourg (Pledgee 4 and, together with Pledgee 1, Pledgee 2 and Pledgee 3, the HPS Pledgees);

(6)	Chesham Investment Pte. Ltd., with its address located at One Bush Street, Suite 1100, San Francisco, U.S.A (Pledgee 5);
(7)
Taheebo Holdings LLC, a limited liability company organized under the laws of the State of Delaware, having its address at c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111, U.S.A. (Pledgee 6 and, together with Pledgee 1, Pledgee 2, Pledgee 3, Pledgee 4 and Pledgee 5, the Pledgees); and

(8)	Only with respect to Clauses 2.2, 2.3, 2.4, 2.5, 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 7.6, 8.2 and 10 through 18, of this Agreement, Atento S.A., a société anonyme incorporated and existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B185761, having its registered office at 1 rue Hildegard Von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg (Company).
RECITALS:
A.
Pursuant to a share transfer agreement entered into on or around 6 May 2020 the Pledgor shall on the Transfer Date (as defined therein), out of the 48,520,671 shares it holds in the Company, transfer 46,817,886 shares in the Company to certain buyers, including the Pledgees, in full satisfaction and discharge of any and all obligations (including the obligation to repay principal and to pay accrued interest) under the indenture dated as of 30 May 2014 by and among the Pledgor as issuer, Atalaya PIKco and Atalaya Luxco Topco each as security providers, Citibank, N.A., London Branch, as security agent and as trustee, and the 11.50%/13.25% senior PIK notes due 2020 issued by the Pledgor (the “Share Transfer”).

B.	In connection with the Share Transfer, the Fee Letter has been entered into by the Pledgor.
C.
Pursuant to clause 7 of the Fee Letter (as defined below), the Pledgor, amongst others, has agreed to indemnify and hold harmless each of the Pledgees (defined as Participating Holders), their respective affiliates, and the respective directors, officers, agents, employees and controlling persons from and against any and all obligations, liabilities, losses, costs, expenses, claims, damages, actions, proceedings, arbitrations or investigations, or threats thereof, existing or arising, based upon, related to, or arising out of the Fee Letter, the Share Transfer or any actions contemplated thereunder.

D.	The Pledgor owns the Pledged Assets (as defined below).
E.	In order to secure the Secured Obligations (as defined below), the Pledgor has agreed to pledge the Pledged Assets in accordance with the terms of this Agreement.
NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:
1.	DEFINITIONS
1.1
Unless the context otherwise requires or unless otherwise defined in this Agreement, words and expressions defined in the Fee Letter shall have the same meaning when used in this Agreement. In addition, the following definitions shall apply:

Additional Shares has the meaning set forth to it in Clause 7.3.
Agreement means this share pledge agreement.
Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Luxembourg.
Distributions means all rights, titles, interests and benefits of the Pledgor in respect of any dividend (whether in cash, securities or otherwise), bonus shares or any other type of distribution, return, tax return, repayment or right in respect of any of the Shares (whether by way of bonus, conversion, disposition, exchange, option, preference, redemption, sale, substitution or otherwise).
Encumbrance means any transfer, pledge, lien, charge, mortgage, right of retention, assignment, option, attachment, seizure or other encumbrance or security interest of any kind.
Enforcement Event means the issue of a final non-appealable judgment obtained from a court of competent jurisdiction, holding the Pledgor liable for any Secured Obligations.
Fee Letter means the New York law governed fee letter issued on 6 May 2020 by Atalaya Luxco Topco, Atalaya PIKco and the Pledgor to the Participating Holders (as defined therein), as amended, supplemented or restated from time to time.
Insolvency Proceedings means insolvency proceedings such as bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, controlled management (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganisation or similar order or proceedings affecting the rights of creditors generally and any proceedings in jurisdictions other than Luxembourg having similar effects.
Insolvency Regulation means regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).
Mutual Release Agreement means the mutual release agreement dated 6 May 2020 between, among others, the Pledgor and the Pledgee.
Party means any party to this Agreement, subject to the limitations above in respect of the Company.
Pledge means the first ranking pledge (gage de premier rang) created pursuant to this Agreement.
Pledged Assets means all rights, titles, interests and benefits of the Pledgor in, to and under the Shares and the Distributions.
HPS Shares means the 291,245 Shares numbered 47,792,861 to 48,084,105.
GIC Shares means the 250,963 Shares numbered 48,084,106 to 48,335,068.
Farallon Shares means the 170,755 Shares numbered 48,335,069 to 48,505,823.
Relevant Percentage with respect to a Pledgee means, at any time during the existence of this Agreement, the proportion the amount of the Secured Obligations owed to such Pledgee bears to the aggregate amount of the Secured Obligations still owed to all the Pledgees, at the date of the calculation of the Relevant Percentage. On the date of this Agreement, the Relevant Percentage of each Pledgee is as follows:
(i)	Pledgee 1: 23.29%;

(ii)	Pledgee 2: 13.55%;
(iii)	Pledgee 3: 2.45%;
(iv)	Pledgee 4: 1.56%;
(v)	Pledgee 5: 35.20%; and
(vi)	Pledgee 6: 23.95%.

Register means the share register held by the Company in accordance with the law of 10 August 1915 on commercial companies, as amended.
Secured Obligations means the indemnification obligations of the Pledgor under Clause 7 of the Fee Letter and all reasonable and documented costs and expenses borne by the Pledgees in connection with the enforcement of the Pledge.
Share Transfer has the meaning set out in the above Recitals.
Shares means the 712,963 (seven hundred twelve thousand nine hundred sixty three) shares without nominal value in the share capital of the Company numbered 47,792,861 to 48,505,823, owned by the Pledgor and registered in its name in the Register.
Share Transfer has the meaning set out in the above Recitals.
Voting Rights means the voting rights in relation to the Shares including, without limitation, the right to call for and participate in shareholders’ meetings of the Company as well as any and all ancillary and/or accessory rights to such voting rights.
1.2	References
In this Agreement:
(a)
any reference to any agreement or document, whatsoever named, is to be construed as a reference to such agreement or document as it may be amended, restated, supplemented, modified or extended from time to time, whether before or after the date hereof;

(b)	any reference to any person is, where relevant, deemed to be a reference to or to include successors, permitted assignees or transferees of that person;
(c)	any reference to Clause is a reference to a clause of this Agreement;
(d)
any reference to a law, rule, regulation or any provisions thereof is to be construed as a reference to such law, rule, regulation or provisions as the same may have been, or may from time to time hereafter be, amended or re-enacted;

(e)
words importing the singular shall include the plural and vice versa; words importing a masculine gender also include the feminine gender and words importing persons or shareholders also include corporations, partnerships, associations and any other organised groups of persons whether incorporated or not;
(f)
the words “include”, “includes”, “including”, “such as” and “in particular” shall not be given a restrictive meaning and shall be deemed to be qualified, in each case, by the phrase “without limitation”.

1.3	Clause headings are for ease of reference only.
2.	CREATION AND PERFECTION OF THE PLEDGE
2.1
The Pledgor hereby grants a first ranking pledge (gage de premier rang) over the Pledged Assets to the Pledgees, as security for the full performance and discharge of all the Secured Obligations, which Pledge is hereby accepted by each of the Pledgees.

2.2	The Company hereby acknowledges and accepts the Pledge.
2.3
The Company will, on the date of this Agreement (i) procure the recording of the Pledge in the Register and (ii) as hereby instructed by the Pledgor provide to the Pledgees a copy of the folio recording the Shares in the Register signed by an authorised signatory of the Company.

2.4	The Pledgor and the Pledgees hereby instruct the Company to register the Pledge in the Register.
2.5	The Company appoints as authorised signatory any of its directors, each acting individually, with full power of substitution, to register the Pledge into the Register.
The text to be used for the registration shall be the following:
"Pursuant to a share pledge agreement dated [DATE] (the “Share Pledge Agreement”), Atalaya Luxco PIKco has pledged all its rights, titles, interests and benefits in, to and under the Shares and the Distributions (as these terms are defined in the Share Pledge Agreement) in favour of [PLEDGEES].
[date]
[name, title and signature of the authorised signatory]"
3.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
3.1	The Pledgor hereby represents, warrants and undertakes to each of the Pledgees that:
(a)
in respect of this Agreement and each of the transactions contemplated by, referred to in, provided for or effected by this Agreement, (i) it entered into the same in good faith and for the purpose of carrying out its business, on arms' length commercial terms, without any intention to defraud or deprive of any legal benefit any other persons (such as third parties and, in particular, creditors) or to circumvent any applicable mandatory laws, rules or regulations of any jurisdiction, (ii) the entry into this Agreement and the performance of any rights and obligations thereunder are in its best corporate interest (intérêt social) and conducive to its corporate object and

(iii) the legality, validity, binding effect and enforceability of this Agreement on it is not affected by any matter or factual circumstance such as fraud, coercion, duress, undue influence or mistake;
(b)	it is a duly organized and existing company under the laws of the Grand Duchy of Luxembourg;
(c)
its (and, on the date of this Agreement, the  Company’s) head office (administration centrale), its (and, on the date of this Agreement, the  Company’s) place of effective management (siège de direction effective) and (for the purposes of the Insolvency Regulation) its (and, on the date of this Agreement, the  Company’s) centre of main interests (centre des intérêts principaux) are located at the place of its registered office (siège statutaire) in Luxembourg;

(d)
no petition, resolution or similar order or demand for Insolvency Proceedings has been lodged, passed or presented for it or by it; it does not meet or threaten to meet the criteria for the opening of any Insolvency Proceedings and it is not subject to Insolvency Proceedings;

(e)
all authorisations or actions necessary or advisable in connection with the entry into this Agreement, the performance of its obligations hereunder and the granting and enforcement of the Pledge have been obtained or taken and have not been withdrawn, revoked or rescinded in any way and are in full force and effect;

(f)	it is the sole owner of the Pledged Assets;
(g)	the Shares are validly issued and fully paid, in registered form and free and clear of any Encumbrance other than the Pledge;
(h)	there are no transfer restrictions in respect of the Pledged Assets;
(i)	the Register was held until the date of this Agreement at the registered office of the Company in Luxembourg;
(j)	this Agreement does not violate any contractual or other obligation binding upon it or any law, rule or regulation to which the Pledged Assets, or itself is or are subject, as applicable;
(k)	the Pledge is a valid first ranking pledge (gage de premier rang) over the Pledged Assets;
(l)	this Agreement constitutes legal, valid and binding obligations of the Pledgor, enforceable in accordance with its terms.
4.	COVENANTS
4.1	The Pledgor hereby covenants to the Pledgees that:
(a)
without the prior written consent of each of the Pledgees, it will not dispose of the Pledged Assets (including, but not limited to, transfer thereof to a third party) and will not create any Encumbrance or any other type of preferential arrangement having a similar effect, nor grant any mandate or power with a view to the creation thereof, other than the Pledge (irrespective of whether ranking behind the Pledge), and will not permit the existence of any such Encumbrance other than the Pledge;
(b)
it will procure that no executory attachment (saisie exécutoire) is made on the Pledged Assets, and that any conservatory attachment (saisie arrêt) thereon is lifted within thirty Business Days of its first being made. For the avoidance of doubt, the above shall not include any petition made or proceedings started by any person aiming to make any such attachment, where the Pledgor provides evidence to the Pledgees that such petition or proceedings are clearly frivolous or vexatious and have not resulted in a judgement validating the petition or procedure of attachment. In the event of a seizure or attachment by a third party of any of the Pledged Assets, the Pledgor shall (i) immediately notify the Pledgees and send each of them and their respective attorneys a copy of the relevant attachment or seizure documentation, (ii) notify the third party and the attorneys acting on behalf of such third party in writing (with copy to each of the Pledgees and their respective attorneys) of the Pledgees’ rights in the Pledged Assets,  (iii) take such measures as may be required by each of the Pledgees to protect the Pledgees’ rights in the Pledged Assets to challenge the attachment or seizure and (iv) to inform the Pledgees on demand.

(c)	it will immediately inform the Pledgees of any legal action or process commenced in respect of the Pledged Assets;
(d)
it will not do or cause or permit to be done anything which will, or could be expected to be inconsistent with, depreciate, jeopardise, or negatively affect this Agreement, the Pledge, the Pledged Assets or the rights of the Pledgees hereunder except as provided in any definitive agreement relating to the Share Transfer, including, but not limited to, the Mutual Release Agreement;

(e)
it will make its own arrangements for keeping the Pledgees informed of changes or potential changes affecting the Pledged Assets and it agrees that the Pledgees shall have no responsibilities or liability for informing the Pledgor of any such changes or potential changes or for taking any action or omitting to take any action with respect thereto;

(f)
it will cooperate with the Pledgees and sign or cause to be signed all documents and take all actions as the Pledgees may from time to time request to perfect and protect the Pledge of the Pledged Assets, the rights of the Pledgees hereunder, and to carry out the provisions and purposes of this Agreement; and

(g)	it will not, without the prior written consent of each of the Pledgees, consent to any merger or other consolidation of the Company with or into any corporation or other entity.
5.	SCOPE OF THE PLEDGE
5.1	The Pledge is a continuing security interest, will remain in full force and effect until released in accordance with Clause 8.

5.2
The Pledge shall not be discharged or affected by any of the Pledgees (i) granting the Pledgor any time or indulgence, (ii) concurring in any moratorium of the Secured Obligations, (iii) agreeing to any amendment of the terms and conditions of the Secured Obligations with the consent of relevant parties, (iv) abstaining from taking or perfecting any other security interest and discharging any other security interest, (v) abstaining from exercising any right or recourse or from proving or claiming any debt and waive any right or recourse, or (vi) taking any other action with respect to the Secured Obligations.

5.3
The Pledge shall not in any way be affected by any stamping, regrouping, splitting or renewal of the Shares, or by any similar operation, and the securities resulting from any such operation shall be part of the Pledged Assets.

5.4
The Pledge shall be in addition to and shall not in any way prejudice, or be prejudiced by or dependent on, any Encumbrance now or hereafter granted as security for the Secured Obligations to the Pledgees or any Encumbrance to which any of the Pledgees may be entitled. The rights of the Pledgees hereunder are in addition to and not exclusive of those provided by law, rule or regulation.

6.	RIGHTS ATTACHED TO THE SHARES
6.1	Voting Rights
(a)
Until the occurrence of an Enforcement Event, and the receipt of a notice by the Company in accordance with Clause 6.1 (b) of this Agreement, the Pledgor will be entitled to exercise the Voting Rights.

(b)	Following the occurrence of an Enforcement Event:
i.
each of the Pledgees may, upon giving notice by registered letter with acknowledgment of receipt to the Pledgor, the other Pledgees and the Company, declare its intent to exercise the Voting Rights attaching to a number of Shares corresponding to the Relevant Percentage of such Pledgee or as otherwise agreed between the Pledgees,

ii.	upon receipt of such notice by the Company, the Pledgor shall immediately be precluded from exercising the Voting Rights attaching to the Shares,
iii.
upon receipt of such notice, the other Pledgees shall have ten (10) Business Days to contest the content of such notice and send a disagreement notice by registered letter with acknowledgment of receipt to the Pledgor, the other Pledgees and the Company,

iv.
if the Company has not received any disagreement notice within the timeframe mentioned in Clause 6.1 (b) iii., the Company shall comply with the instructions set forth in the notice mentioned in Clause 6.1(b) i.,

v.
if the Company receives a disagreement notice within the timeframe mentioned in Clause 6.1 (b) iii., the Pledgor shall remain precluded from exercising the Voting Rights attaching to the Shares until such time as the Company has received a consolidated notice by registered letter with acknowledgement of receipt from the disagreeing Pledgees, reflecting their agreement to exercise the Voting Rights attaching to a number of Shares corresponding to the Relevant Percentage of such Pledgees.

6.2	Distributions
(a)
Until the occurrence of an Enforcement Event and the receipt of a notice by the Company in accordance with Clause 6.2 (b) of this Agreement, any Distribution shall be paid directly to the Pledgor, provided that any Distribution paid on liquidation of the Company or upon the repurchase or amortization of the Shares shall be paid by the Company into an escrow account to be notified to the Company in order to be pledged in favour of the Pledgees to secure the Secured Obligations.

(b)	Following the occurrence of an Enforcement Event:
i.
each of the Pledgees may, upon giving notice by registered letter with acknowledgment of receipt to the Pledgor, the other Pledgees and the Company , request the Company to pay any Distribution exclusively to the Pledgees and will fully release the Company of the payment of such Distribution so that each Pledgee shall receive a proportion of the relevant Distribution corresponding to its Relevant Percentage.

ii.	upon receipt of such notice by the Company, no Distribution shall be paid to the Pledgor by the Company,
iii.
upon receipt of such notice, the other Pledgees shall have ten (10) Business Days to contest the content of such notice and send a disagreement notice by registered letter with acknowledgment of receipt to the Pledgor, the other Pledgees and the Company,

iv.
if the Company has not received any disagreement notice within the timeframe mentioned in Clause 6.2 (b) iii., the Company shall comply with the instructions set forth in the notice mentioned in Clause 6.2(b) i.,

v.
if the Company receives a disagreement notice within the timeframe mentioned in Clause 6.2 (b) iii., no Distribution shall be paid to the Pledgor until such time as the Company has received a consolidated notice by registered letter with acknowledgement of receipt from the disagreeing Pledgees, reflecting their agreement to receive a proportion of the relevant Distribution corresponding to the Relevant Percentage of such Pledgees.

6.3
Any payment received by any Pledgee pursuant to Clause 6.2 shall be applied by such Pledgee towards the Secured Obligations owed to such Pledgee, and the Secured Obligations owed to such Pledgee shall be reduced by a corresponding amount.

6.4
The Parties agree that the Company is hereby directed (and the Company hereby accepts), under the conditions above of Clause 6.2 (b), to make direct payment of all Distributions to the Pledgees as provided in Clause 6.2 (b).

6.5
The Parties agree that any notification to be made to the Company by registered letter with acknowledgement of receipt may also be given by courier service, by hand or by email with acknowledgement of receipt.

6.6
The Company shall not be liable towards the Pledgor and/or the Pledgees when complying with the procedures set forth in Clauses 6.1 and 6.2, and shall not have the obligation or the liability to monitor and/or verify whether there is an actual Enforcement Event.

7.	ENFORCEMENT OF THE PLEDGE
7.1
Upon the occurrence of an Enforcement Event, each of the Pledgees will be entitled, without prior notice, to enforce all or part of the Pledge in any manner permitted by Luxembourg law and in particular, but without limitation and always subject to Clause 7.2 and 7.3:

(a)
appropriate or have appropriated the Pledged Assets either, at its or their full discretion, (i) at their stock exchange market value at the close of trading on the trading day preceding the appropriation on the main stock exchange market on which the shares in the Company are listed or (ii) as determined by an independent auditor (reviseur d’entreprises agréé) appointed by the relevant Pledgee(s). The appropriation may become effective before the determination and valuation have been completed. The determinations and valuations of the independent expert (if any) will be binding save in case of manifest error; and/or

(b)
sell the Pledged Assets or have the Pledged Assets on any of the markets on which the Company’s shares are listed or in a private transaction at normal commercial conditions (conditions commerciales normales); and/or

(c)	sell the Pledged Assets or have the Pledged Assets sold by public auction; and/or
(d)	request a court that title to the Pledged Assets be assigned and/or transferred to the relevant Pledgee(s) or such other person as the relevant Pledgee(s) may designate; and/or
(e)	act generally in relation to the Pledged Assets in such manner as the relevant Pledgee(s) shall determine and as shall be permitted by law.
7.2
The Pledgees expressly acknowledge and accept that (i) for as long as Pledgee 5 or Pledgee 6 have outstanding claims under the Secured Obligations, the HPS Pledgees shall only be entitled to enforce the Pledge over the HPS Shares and, if applicable, its Additional Shares, (ii) for as long as any of the HPS Pledgees or Pledgee 6 have outstanding claims under the Secured Obligations, Pledgee 5 shall only be entitled to enforce the Pledge over the GIC Shares and, if applicable, its Additional Shares, and (iii) for as long as any of the HPS Pledgees or Pledgee 5 have outstanding claims under the Secured Obligations, Pledgee 6 shall only be entitled to enforce the Pledge over the Farallon Shares and, if applicable, its Additional Shares.

7.3
In the event that any of the Pledgees no longer has any outstanding claim under the Secured Obligations but that one or more of the other Pledgees have outstanding claims under the Secured Obligations, the Shares remaining pledged hereunder shall be available for enforcement by each such other Pledgee at its Relevant Percentage (the Additional Shares).

7.4
After the enforcement of the Pledge pursuant to Clauses 7.1(a) to 7.1(e), each Pledgee shall be entitled to apply the proceeds of the enforcement towards the discharge of the Secured Obligations owed to such Pledgee, provided that each of the HPS Pledgees shall be entitled to apply the proceed of its enforcement towards the Secured Obligations owed to it or the other HPS Pledgees.

7.5
The Pledgees shall be entitled to use different methods of enforcement (including for the same type of Pledged Assets) to enforce all or part of the Pledged Assets and to enforce the Pledge even if the value of the Pledged Assets exceeds the amount of the Secured Obligations relating to the relevant Pledgee.

7.6
In case of enforcement of all or part of the Pledge by any of the Pledgees, the Company shall be authorized to rely only on the instructions of any of the Pledgees, subject to applicable laws and requirements binding on the Company, without any liability for the Company towards the Pledgor and/or the Pledgees in relying on these instructions only without any obligation and liability of the Company to monitor and/or verify whether there is an actual Enforcement Event and/or whether the relevant Pledgee is enforcing the Pledge in compliance with the terms and conditions provided in this Agreement.

7.7	In case, after enforcement in accordance with this Clause 7, any Pledgee holds enforcement proceeds in excess of its claim under the Secured Obligations, it shall:
(i)
in case any of the other Pledgees has an outstanding claim under the Secured Obligations (together, the “Shortfall”), transfer, out of such proceeds, an amount equal to the lower of such excess and the Shortfall to such other Pledgee in proportion to their outstanding claims, and

(ii)	in all other circumstances, transfer the excess proceeds (including after application of sub-clause (i)) to the Pledgor.
The relevant Pledgee may withhold from such excess an amount corresponding to its reasonably estimated costs and expenses to it for arranging such transfers.
For the purpose of this clause 7.7, the HPS Pledgees shall be considered as a single Pledgee and their claim under the Secured Obligations, as a single claim.
8.	DISCHARGE OF THE PLEDGE
8.1	The Pledge will be fully discharged automatically:
(i)	if no Pledgee has sought to enforce its rights under the Secured Obligations by such date, twelve (12) months from the date of this Agreement; or
(ii)
if a Pledgee has sought to enforce its rights under the Secured Obligations on or before the date falling twelve (12) months from the date of this Agreement, the date falling one year following the date of a final non-appealable judgment obtained from a court of competent jurisdiction holding the Pledgor liable for the Secured Obligations.

8.2
Each Pledgee will instruct the Company to record the release of the Pledge made in its benefit in the Register once the Pledge has been fully discharged towards it and the Company shall only consider such release and record such release upon receipt of such notice of instruction by registered letter with acknowledgment of receipt.
9.	DUTIES OF THE PLEDGEES
9.1	The Pledgees will not be under any obligation to take any steps necessary to preserve their respective rights under this Agreement but may do so at their sole discretion.
9.2	No Pledgee will be liable for any acts or omissions, except in case of such Pledgee’s gross negligence (faute grave) or wilful misconduct (faute intentionnelle).
9.3	No Pledgee shall be liable for any act or omission by any of the other Pledgees.
10.	COSTS AND EXPENSES
Each Party shall bear its own costs, fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.
11.	NOTICES – COMMUNICATIONS
11.1	Any notice or communication to the Pledgor, the Pledgees or the Company under or in connection with this Agreement shall be sent to:
Pledgor
Address:	4, rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg
Tel:	+352 2678601
Fax:	+352 26786 060
E-mail:	VJugdeb@baincapital.lu

Company
Address:	1, rue Hildegard Von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg
Tel:	+55 11 3293 5926
E-mail:	shay.chor@atento.com

with copy to:

Sidley Austin LLP

70 St Mary Axe, London EC3A 8BE, United Kingdom

Att: Bryan Robson

Tel: +44 20 7360 3717

E-mail: brobson@sidley.com

Pledgee 1 / Pledgee 2 / Pledgee 3/ Pledgee 4
Address:	291, Route d'Arlon Luxembourg, L-1150 Grand Duchy of Luxembourg
Tel:	28836205
E-mail:	luxembourg@hpspartners.com

With a copy to:

HPS Investment Partners, LLC

40 West 57th Street, 33rd Floor, New York, New York 10019

Telephone: 212-287-6767

Email: john.madden@hpspartners.com

Attn: John Madden

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West, New York, NY 10001-8602

Fax: +1 917 777 3574

Email: david.goldschmidt@skadden.com

Attn: David Goldschmidt

Pledgee 5
Address:	Chesham Investment Pte. Ltd. One Bush Street, Suite 1100, San Francisco
Fax:	+1 415.229.1813
E-mail:	jonathanferrugia@gic.com.sg; williamoreilly@gic.com.sg;

With copy to:

Paul Hastings (Europe) LLP

100 Bishopsgate, London, EC2N 4AG, United Kingdom

Fax: +44 (0)20.3023.5479

Email: davidereira@paulhastings.com; edwardholmes@paulhastings.com

Pledgee 6
Address:	Taheebo Holdings LLC

c/o Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 2100
San Francisco, CA 94111
Tel:	+1 (415) 421-2132
Fax:	+1 (415) 421-2133
E-mail:	generalcounsel@faralloncapital.com,
dgoldberg@faralloncapital.com

With a copy to:
Address:	Richards Kibbe & Orbe LLP
200 Liberty Street
New York, NY 10281
Attn: Scott C. Budlong
Tel:	+1 (415) 421-2132/ +1 (212) 530-1800
Fax:	+1 (212) 530-1801
Email:	sbudlong@rkollp.com

11.2	Any notice under this Agreement will be deemed to have been received:
(a)	if sent by any electronic messaging system, on the date and time that electronic message is received,
(b)	if sent by certified or registered mail or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted;
(c)	if sent by facsimile transmission, on the date and time that transmission is received;
(d)	if delivered in person or by courier, on the date it is delivered.
11.3	Either Party may change its address for the purpose of this clause by giving the other Party written notice of its new address.
11.4
All notices and other communication to be addressed or made hereunder to any of the HPS Pledgees shall be validly given or made if addressed to Pledgee 1 as provided in clause 11.1 acting on its behalf and on behalf of the other HPS Pledgees.

12.	SEVERABILITY
If one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected and any invalid provision shall be deemed to be severable. Each of the Parties agrees in such case to use its best efforts to negotiate in good faith a legally valid and economically equivalent replacement provision.
13.	WAIVER
13.1
No failure or delay to exercise on the part of any Pledgee any right or remedy under this Agreement shall be considered, or operate as, a waiver thereof, nor shall any single or partial exercise by any Pledgee of any right or remedy preclude any other or further exercise thereof or the exercise by the relevant Pledgee of any other right or remedy.

13.2	The rights provided in this Agreement are cumulative and not exclusive of any rights provided by law, rule or regulations or any other agreement or arrangement.
14.	TRANSFERABILITY
14.1
This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, assignees and transferees and references in this Agreement to any of them shall be construed accordingly.

14.2	The Pledgor may not assign, transfer, novate or dispose of any of its rights or obligations under this Agreement without the prior written consent of the Pledgees.
14.3
The rights and obligations of the Pledgee hereunder shall automatically and without any further action being necessary be transferred to any new beneficiary or creditor of all or part of the Secured Obligations. If there is more than one new beneficiary or creditor, such beneficiary or creditor shall automatically and without any further action being necessary be entitled to exercise the Pledge and the rights granted hereunder in relation to the part of the Secured Obligations in respect of which it is the beneficiary or creditor.

14.4
Any assignment of rights and obligations under this Agreement shall only be enforceable towards the Company upon notification of such assignment in accordance with article 1690 of the Luxembourg Civil Code.

15.	NOVATION, ASSIGNMENT, TRANSFER AND AMENDMENT
The Pledge is reserved and shall remain in existence notwithstanding any novation, assignment, transfer or amendment of any of the Secured Obligations.
16.	COUNTERPARTS
This Agreement may be signed by the Parties on separate counterparts, each of which, when signed and delivered, shall constitute an original, but all the counterparts shall together constitute one and the same instrument.
17.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by the laws of the Grand Duchy of Luxembourg.

18.	JURISDICTION
Any disputes arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non‑contractual obligation arising out of or in connection with this Agreement) will be subject to the jurisdiction of the courts of the city of Luxembourg, Grand Duchy of Luxembourg, without prejudice to the rights of the Pledgees to take legal action before any other courts of competent jurisdiction.
19.          ELECTRONIC SIGNATURES
The Parties irrevocably and unreservedly agree that this Agreement and the other document(s) in question may be executed by way of qualified electronic signatures and the Parties agree that such document(s), or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

[Signature page follows]

This SHARE PLEDGE AGREEMENT has been signed in three (3) originals on the date and year first before written and each party acknowledges receipt of one signed original.

Atalaya Luxco PIKco
as Pledgor

/s/ Vishal Jugdeb

Name:	Vishal Jugdeb	Name:

Title	Manager	Title

Mezzanine Partners II Offshore Lux S.à r.l. II
as Pledgee 1

/s/ John Madden

Name:	John Madden	Name:

Title	Authorized Signatory	Title

Mezzanine Partners II Onshore Lux S.à r.l. II
as Pledgee 2

/s/ John Madden

Name:	John Madden	Name:

Title	Authorized Signatory	Title

Mezzanine Partners II Institutional Lux S.à r.l. II
as Pledgee 3

/s/ John Madden

Name:	John Madden	Name:

Title	Authorized Signatory	Title

Mezzanine Partners II AP LUX S.à r.l. II
as Pledgee 4

/s/ John Madden

Name:	John Madden	Name:

Title	Authorized Signatory	Title

Chesham Investment Pte. Ltd.
as Pledgee 5

/s/ Sihong Chan

Name:	Sihong Chan	Name:

Title	Authorized Signatory	Title

Taheebo Holdings LLC
as Pledgee 6

/s/ Thomas G. Roberts, Jr.

Name:	Thomas G. Roberts, Jr.	Name:

Title	Authorized Signatory	Title

Atento S.A.
as Company

/s/ Thomas J. Iannotti

Name:	Thomas J. Iannotti

Title	Authorized Signatory